SCHEDULE 13D/A

CUSIP NO. 690337 10 0	Page 14 of 15 Pages

EXHIBIT 2

SHARE OWNERSHIP OF PARTIES TO
AMENDED AND RESTATED VOTING AGREEMENT

	Number of Shares of Common Stock
Name	Beneficially Owned(1)		Percent(2)

Seven Hills Pictures, LLC	4,672,421	(3)	28.2%
Rosemary Street Productions, LLC(4)	7,830,430	(5)	57.9
C. Cooney and J. Cooney	—	(4)	— (4)
Robert D. Little and Ellen Little	1,864,406	(6)	15.7
Wharton Capital Partners, Ltd.	690,735		5.8
MRCo. Inc.	-0-		—

Total	15,057,992	(7)	93.7%

(1)	Includes shares that may be acquired within 60 days pursuant to options, warrants and convertible securities, which are indicated by footnote.

(2)	Based upon 11,909,139 shares outstanding on June 24, 2002 plus the number of shares of Common Stock that may be acquired by the party shown (but not shares that may be similarly acquired by any other person) within 60 days pursuant to outstanding options, warrants and convertible securities.

(3)	Includes a total of 2,041,987 shares subject to options and convertible securities.

(4)	C. Cooney and J. Cooney, as co-managers and co-officers of Rosemary Street Productions, also may be deemed to own beneficially the shares shown as owned by Rosemary.

(5)	Includes 1,613,810 shares subject to options.

(6)	Includes 500,000 shares subject to options.

SCHEDULE 13D/A

CUSIP NO. 690337 10 0	Page 15 of 15 Pages

(7)	Includes 4,155,797 shares subject to options, warrants and convertible securities as described in notes (3), (5) and (6) above.